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                          Offer To Purchase For Cash
                    All Outstanding Shares Of Common Stock

                                      of

                          Synthetic Industries, Inc.

                                      at

                             $33.00 Net Per Share

                                      by

                            SIND Acquisition, Inc.
                         a wholly owned subsidiary of

                              SIND Holdings, Inc.
                   a corporation formed at the direction of

                                Investcorp S.A.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY
        TIME ON FRIDAY, DECEMBER 10, 1999 UNLESS THE OFFER IS EXTENDED.


                                                              November 12, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

  We have been engaged to act as Information Agent in connection with the offer by SIND Acquisition, Inc., a Delaware corporation ("Purchaser") and wholly owned subsidiary of SIND Holdings, Inc., a Delaware corporation ("Parent") formed at the direction of Investcorp S.A., a Luxembourg corporation ("Investcorp"), to purchase all outstanding shares of common stock, $1.00 par value per share (collectively, the "Shares"), of Synthetic Industries, Inc., a Delaware corporation (the "Company"), at a purchase price of $33.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 12, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BY THE EXPIRATION DATE A NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF SHARES ISSUED AND OUTSTANDING ON A FULLY-DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

    1. Offer to Purchase dated November 12, 1999.
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    2. Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

    3. Letter to Clients which may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

    4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase), or if the procedures for book-entry transfer, as set forth in the Offer to Purchase, cannot be completed on a timely basis.

    5. The Letter to Stockholders of the Company from Leonard Chill, the Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

    7. Return envelope addressed to BankBoston, N.A., as Depositary.

  Purchaser will not pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

  Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 10, 1999, UNLESS THE OFFER IS EXTENDED.

  In order to accept the Offer, a duly executed and properly completed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered, or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents by the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under Section 3 in the Offer to Purchase.

  Any inquires you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover page of the enclosed Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          D.F. King & Co., Inc.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PARENT, PURCHASER, THE COMPANY, AN AFFILIATE OF THE FOREGOING, THE DEPOSITARY OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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